Exhibit 23.1

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Document Security Systems, Inc. on Form S-3/A as amended of our report, dated March 21, 2005 on our audit of the consolidated financial statements of Document Security Systems, Inc. for the year ended December 31, 2004 appearing in the Annual Report on Form 10-KSB as amended of Document Security Systems, Inc. for the year ended December 31, 2004. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

FREED MAXICK & BATTAGLIA, CPAs, PC

Buffalo, NY
August 2, 2005